Exhibit 5.3

First Mining Gold Corp.
Suite 1800 – 925 West Georgia Street
Vancouver, B.C. V6C 3L2

I hereby consent to the (i) use of my name in connection with reference to my involvement in the preparation of certain technical information found in the report entitled “Preliminary Economic Assessment Update for the Springpole Gold Project, Ontario, Canada” with an effective date of June 6, 2017 (the “Report”), and (ii) the inclusion and incorporation by reference of information derived from such Report, in First Mining Gold Corp.’s Registration Statement on Form F-10 (File No. 333-231801).

Sincerely,

/s/ Dr. Gilles Arseneau

Dr. Gilles Arseneau, Ph.D., P.Geo.

Dated the 24th day of June, 2019.